Exhibit 1

VOTING AND OPTION AGREEMENT

DATED AS OF APRIL 21, 2003

BETWEEN

CIBER, INC.

AND

STAN GANG

AND

FALLEN ANGEL EQUITY FUND, L.P.

VOTING AND OPTION AGREEMENT

VOTING AND OPTION AGREEMENT, dated as of April 21, 2003, between CIBER, INC., a Delaware corporation (“CIBER”), and the persons listed on signature pages hereof (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, each Stockholder owns the number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of AlphaNet Solutions, Inc., a New Jersey corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CIBER, CIBER Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of CIBER Acquisition Corporation with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to CIBER’s willingness to enter into the Merger Agreement, the Stockholders desire to enter into this Agreement, pursuant to which the Stockholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant CIBER the right to purchase the Subject Shares on the terms herein specified.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, represents and warrants to CIBER as follows:

Section 1.1    Authority.  Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. If such Stockholder is married and the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 1.2    No Conflicts; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of his obligations under this Agreement.

Section 1.3    The Subject Shares.  Such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

Section 1.4    Reliance by CIBER.  Such Stockholder understands and acknowledges that CIBER is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 1.5    Litigation.  There is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

Section 1.6    Finder’s Fees.  No broker, investment bank, financial advisor or other person is entitled to any broker’s finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders. The arrangements with The Chesapeake Group referred to in the Merger Agreement shall not be deemed to constitute arrangements made by or on behalf of the Stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF CIBER

CIBER represents and warrants to each of the Stockholders as follows:

Section 2.1    Authority.  CIBER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER enforceable in accordance with its terms.

Section 2.2    No Conflicts; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CIBER or to CIBER’s property or assets.

(b) The execution and delivery of this Agreement by CIBER does not, and the performance of this Agreement by CIBER will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except for the filing by CIBER of a Form 13D and, in the event of a Triggering Event (as defined herein), a Form 3 with the Securities and Exchange Commission, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CIBER of any of its obligations under this Agreement.

ARTICLE III

VOTING OF SUBJECT SHARES

Section 3.1    Agreement to Vote.  From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Stockholder, severally and not jointly, agrees as follows:

(a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Stockholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

Section 3.2    No Solicitation of Transactions.  Subject to the terms of Section 5.1, none of the Stockholders nor any of their affiliates shall, directly or indirectly, and each Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than CIBER) conducted heretofore with respect to any of the foregoing. Each Stockholder shall promptly advise CIBER orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide CIBER with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1    No Disposition or Encumbrance of Subject Shares.  Except as provided in the next to the last sentence of this Section 4.1, each Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CIBER, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

Section 4.2    Disclosure.  Each of the Stockholders hereby permits CIBER to publish and disclose in the amendment to the S-4 Registration Statement of CIBER to be filed with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 4.3    Reasonable Efforts.  Each Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; provided, however, that this Section 4.3 shall not require the Stockholders to interfere with the composition or actions of the Company’s Board of Directors or to acquire additional securities nor provide financing to the Company.

Section 4.4    Irrevocable Proxy.  Each Stockholder hereby constitutes and appoints David Durham with full power of substitution, as the proxy pursuant to the provisions of Section 14A:5-19 of the New Jersey Business Corporation Act and attorney of such Stockholder, and hereby authorizes and empowers David Durham to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

Section 4.5    Option.

(a) The Stockholders hereby grant to CIBER an irrevocable option (the “Option”) to purchase that portion of the Subject Shares held by each Stockholder at a price of $4.05 per share, subject to adjustment as provided in Section 4.5(d) (as adjusted, the “Option Price”). The Option shall be exercisable at any time after the occurrence of a Triggering Event and prior to the Option Termination Date (as defined herein). If CIBER elects to exercise the Option, CIBER shall notify the Stockholders of such election by delivering a written notice to that effect setting forth the date for the consummation of the purchase (such date being referred to as the “Option Closing Date”), which date shall be no earlier than ten (10) days after the Triggering Event (as defined herein) (the “Grace Period”) or later than thirty (30) days after the date the notice is delivered. CIBER shall have the right to exercise the Option as to all, but not less than all, of the Subject Shares. Notwithstanding the exercise of the Option by CIBER, if the Termination Fee (as defined in the Merger Agreement) is paid to CIBER prior to the earlier of the expiration of the Grace Period or one (1) Business Day (as defined in the Merger Agreement) prior to a Material Change (as defined herein) in the Board of Directors of the Company in connection with a Business Combination (as defined in the Merger Agreement) involving a Person other than CIBER or one of its affiliates, the exercise of the Option shall thereupon be rescinded and the Option terminated.

(b) On the Option Closing Date, CIBER shall pay to each of the Stockholders an amount equal to the number of Subject Shares being sold by such person multiplied by the Option Price. Such amount shall be paid by wire transfer of immediately available funds to such account or accounts of the selling Stockholders as such Stockholder shall designate to CIBER, not less than three (3) business days prior to the Option Closing Date.

(c) On the Option Closing Date, the Stockholders shall deliver to CIBER stock certificates representing all of the Subject Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer. Each Stockholder shall deliver his Subject Shares to CIBER free and clear of security interests, liens and rights of third parties.

(d) If the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend on the Common Stock payable in shares of Common Stock, the Option Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number, the Option Price in effect immediately prior to such combination shall be proportionately increased.

(e) The “Triggering Event” shall be the termination of the Merger Agreement under circumstances that entitle CIBER to receive a Termination Fee. “Material Change” shall mean a change in the composition of the Board of Directors of the Company, such that the individuals composing such Board of Directors at the date hereof do not then constitute a majority of such Board.

(f) The “Option Termination Date” shall mean the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of termination of the Merger Agreement if CIBER is not entitled to receive a Termination Fee in connection with such termination, or (iii) upon payment of the Termination Fee if CIBER is entitled to such fee in connection with the Termination of the Merger Agreement.

(g) Upon the written request of CIBER, the Stockholders shall deliver the Subject Shares to the Company and instruct the Company to place the following legend on each certificate representing the Shares and record corresponding stop transfer instructions to its transfer agent:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AND OPTION AGREEMENT DATED AS OF APRIL 21, 2003 BY AND AMONG CIBER, INC., STAN GANG AND FALLEN ANGEL EQUITY FUND, L.P. COPIES OF SUCH AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

ARTICLE V

STOCKHOLDER CAPACITY

Section 5.1    Stockholder Capacity.  No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI

TERMINATION

Section 6.1    Termination.  This Agreement, other than the provisions of Section 4.5, shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof. The provisions of Section 4.5 shall terminate on the Option Termination Date.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Additional Shares.  In the event any Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Stockholder as of the date hereof.

Section 7.2    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

Section 7.3    Jurisdiction.  Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of New Jersey or the United States District Court for the District of New Jersey (each, a “New Jersey Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any New Jersey Court, and any claim that any such action or proceeding brought in any New Jersey Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of New Jersey Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a New Jersey Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

Section 7.4    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 7.5    Specific Performance.  Each Stockholder acknowledges and agrees that (i) the obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CIBER is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Stockholder’s obligations or agreements will cause CIBER irreparable injury for which adequate remedies are not available at law. Therefore, each Stockholder agrees that CIBER shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CIBER may have.

Section 7.6    Amendment, Waivers, etc.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CIBER and the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 7.7    Assignment; No Third Party Beneficiaries.  This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Stockholder”, and (ii) CIBER may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CIBER. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.8    Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 7.9    Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(a) if to CIBER to:

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood, Village, Colorado 80111

Attn: General Counsel

Facsimile: (303) 267-3899

(b) if to Stan Gang to:

7298 Sedona Way

Del Ray Beach, FL 33446

Facsimile: (561) 637-3897

(c) if to Fallen Angel Equity Fund, L.P. to:

c/o Fallen Angel Capital, LLC

125 Half Mile Road

Red Bank, New Jersey 07733

Facsimile: (732) 945-1001

(d) if to either Stan Gang or to Fallen Angel Equity Fund, L.P., a copy to:

AlphaNet Solutions, Inc.

7 Ridgedale Avenue

Cedar Knolls, NJ 07927

Attention: Mr. Richard Erickson

Facsimile: (973) 643-0098

Section 7.10    Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.11    Severability.  If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 7.12    Integration.  This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

Section 7.13    Section Headings.  The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.14    Further Assurances.  From time to time at the request of CIBER, and without further consideration, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 7.15    Stop Transfer.  Each of the Stockholders agrees that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 7.16    Public Announcements.  Each Stockholder will consult with CIBER before issuing, and provide CIBER with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ/NMS.

Section 7.17    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CIBER, INC.

By:	/s/ David G. Durham
Name David G. Durham Title Senior Vice President/CEO

FALLEN ANGEL EQUITY FUND, L.P.
By:	Fallen Angel LLC, as its general partner

By:	/s/ Ira Cohen
Name Ira Cohen Title Member

/s/ Stan Gang Stan Gang

EXHIBIT A

Ownership of Subject Shares

Stockholders	Shares
Stan Gang	1,967,300
Fallen Angel Equity Fund, L.P.	687,100